Exhibit 99.1

THE TILE SHOP REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

— 9.5% Sales Growth for Q4 and 12.0% Growth Full-Year —
— Flat Comparable Store Sales Growth in Q4 —
— 19 Stores Opened in 2014 —
— Provides 2015 Outlook —

MINNEAPOLIS – February 17, 2014 – Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced results for its fourth quarter ended December 31, 2014.

Net sales grew 9.5% to $63.3 million for the quarter ended December 31, 2014 compared with $57.8 million for the fourth quarter of 2013. The $5.5 million increase in sales was due to incremental net sales of $5.5 million from stores not included in the comparable store base, while comparable store sales were flat for the quarter.

“While the specialty flooring industry remained challenged throughout the fourth quarter and for much of 2014, we have been encouraged with noticeably improved customer traffic and sales performance since the beginning of December,” said Chris Homeister, CEO. “We are actively executing numerous initiatives focused on returning the Company to higher levels of growth and profitability. Although much work remains ahead, we look forward to delivering comparable store sales growth, strong growth in earnings per share and meaningful EBITDA margin expansion in 2015”.

Gross margin was 69.5% for the quarter compared with 68.8% for the fourth quarter of 2013.

Selling, general and administrative costs for the fourth quarter were $40.2 million compared with $36.8 million for the fourth quarter of 2013. The majority of the $3.4 million increase was driven by the costs associated with opening and operating new stores, as fourth quarter ending store count increased from 88 to 107, a 22% increase from the prior year.

For the year ended December 31, 2014, net sales grew 12.0% to $257.2 million in 2014 compared with $229.6 million in 2013. Comparable store sales growth for 2014 was (0.4%) after growth of 12.4% in 2013.

The Company opened three new stores in the fourth quarter of 2014, with one in an existing market (Wexford, PA) and two in new markets (Brandon, FL; Little Rock, AR). With the opening of the Tampa, FL store in late January, the Company now has 108 locations in 31 states.

Non-GAAP Information

The Company presents non-GAAP net income and Adjusted EBITDA to provide useful information to investors regarding the Company’s normalized operating performance.

On a non-GAAP basis, net income for the quarter was $1.7 million, compared to $2.0 million in the comparable prior year period. Non-GAAP earnings per diluted share for the quarter ended December 31, 2014 were $0.03. Non-GAAP earnings per diluted share for the quarter ended December 31, 2013 were $0.04 per share.

See the “Non-GAAP Net Income” table and the “Non-GAAP Financial Measures” section below for a reconciliation of non-GAAP to GAAP earnings.

Non-GAAP Net Income ($ in thousands, except share and per share data)	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Reported income (loss) before income taxes	$2,857	$2,329	$17,929	$(23,718)
Change in fair value of warrants	-	-	-	54,219
Nonrecurring costs	304	940	1,848	2,216
Non-GAAP net income before taxes	3,161	3,269	19,777	32,717
Provision for income taxes	(1,498)	(1,308)	(8,144)	(13,087)
Non-GAAP net income	$1,663	$1,961	$11,633	$19,630

Weighted average basic shares outstanding	51,041,300	50,997,746	51,015,354	49,600,396
Weighted average diluted shares outstanding	51,058,256	51,700,356	51,029,790	50,362,417
Basic earnings per share	$0.03	$0.04	$0.23	$0.40
Diluted earnings per share	$0.03	$0.04	$0.23	$0.39

For the fourth quarter, adjusted EBITDA was $10.3 million compared with $9.4 million for the fourth quarter of 2013, representing 9 percent growth. The Company’s Adjusted EBITDA excludes interest expense, income taxes, depreciation and amortization, stock based compensation, and other non-recurring items including non-cash change in fair value of warrants and special investigation, shareholder litigation and equity related transaction costs, as further described in “Non-GAAP Financial Measures” below. See the “Adjusted EBITDA” table and “Non-GAAP Financial Measures” section below for a reconciliation of net income to Adjusted EBITDA.

Adjusted EBITDA ($ in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Net income (loss)	$1,506	$1,423	$10,547	$(35,660)
Interest expense	789	712	3,141	2,581
Income taxes	1,351	906	7,382	11,942
Change in fair value of warrants	-	-	-	54,219
Depreciation and amortization	5,623	4,162	19,925	14,316
Nonrecurring costs	304	940	1,848	2,216
Stock-based compensation	707	1,289	4,617	4,680
Adjusted EBITDA	$10,280	$9,432	$47,460	$54,294

Financial Guidance

The Company is providing expectations for full year 2015 based on past performance, anticipated new store openings and current economic conditions.

For the full year ending December 31, 2015 the Company expects:

Guidance Range
Net sales	$275 to $290 million
Comparable store sales change	low single digits
Gross Margin % of Net Sales	69% to 70%
Earnings per share	$0.27 to $0.33
Fully diluted shares outstanding	approximately 51 million
New stores	8 to 10

Webcast and Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Tuesday, February 17, 2015. Participants may access the live webcast by visiting the Company’s investor relations website at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597, or (716) 247-5787 for international participants. A webcast replay of the call will be available on the Company’s Investor Relations website at www.tileshop.com.

Additional details can be located in the filing at www.tileshop.com under the Financials – SEC Filings section of its Legal/Investors – Investor Relations page.

About Tile Shop Holdings and Tile Shop

The Company is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of products, attractive prices, and exceptional customer service in an extensive showroom setting. The Company currently operates 108 stores in 31 states, with an average size of 22,200 square feet. The Company also sells its products on its website, www.tileshop.com.

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting interest expense, income taxes, depreciation and amortization, non-cash change in fair value of warrants, stock based compensation and other non-recurring items including special investigation, shareholder litigation and equity related transaction costs. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. Non-GAAP net income excludes the non-cash change in fair value of warrants and other non-recurring items including special investigation, shareholder litigation, and equity related transaction costs, and is net of tax.

We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and our board of directors. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in our consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance (including the financial performance of new stores). Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
($ in thousands, except share data)
(Unaudited)

	December 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$5,759	$1,761
Trade receivables, net	1,712	1,198
Inventories	68,857	67,756
Prepaid Inventory	345	4,311
Income tax receivable	4,937	9,528
Deferred taxes and other current assets, net	6,923	7,150
Total current assets	88,533	91,704
Property, plant and equipment, net	139,294	123,289
Deferred taxes and other assets, net	24,363	26,649
TOTAL ASSETS	$252,190	$241,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,759	$22,867
Other accrued liabilities	18,393	17,118
Total current liabilities	32,152	39,985
Long-term debt, net	88,525	91,646
Capital lease obligation, net	890	1,161
Deferred rent	33,163	25,800
Other long-term liabilities	3,765	4,554
TOTAL LIABILITIES	158,495	163,146

Stockholders’ equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares;
issued: 51,314,005 and 51,229,720 shares	5	5
Additional paid-in-capital	174,371	169,719
Preferred stock, par value $0.0001; authorized 10,000,000 shares; issued 0 shares	-	-
Accumulated deficit	(80,681)	(91,228)
Total stockholders’ equity	93,695	78,496
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$252,190	$241,642

Tile Shop Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
($ in thousands, except share, and per share data)
(Unaudited)
	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Net sales	$63,342	$57,806	$257,192	$229,564
Cost of sales	19,343	18,050	78,300	68,755
Gross profit	43,999	39,756	178,892	160,809
Selling, general and administrative expenses	40,210	36,780	157,316	127,731
Income from operations	3,789	2,976	21,576	33,078
Interest expense	789	712	3,141	2,581
Change in fair value of warrants	-	-	-	54,219
Other expense (income)	143	(65)	506	(4)
Income (loss) before income taxes	2,857	2,329	17,929	(23,718)
Provision for income taxes	(1,351)	(906)	(7,382)	(11,942)
Net income (loss)	$1,506	$1,423	$10,547	$(35,660)

Earnings (loss) per common share:

Basic	$0.03	$0.03	$0.21	$(0.72)
Diluted	$0.03	$0.03	$0.21	$(0.72)

Weighted average shares oustanding:

Basic	51,041,300	50,997,746	51,015,354	49,600,396
Diluted	51,058,256	51,700,356	51,029,790	49,600,396

Tile Shop Holdings, Inc. and Subsidiaries
Rate Analysis
(Unaudited)
	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Gross margin rate	69.5%	68.8%	69.6%	70.0%
SG&A expense rate	63.5%	63.6%	61.2%	55.6%
Income from operations margin rate	6.0%	5.1%	8.4%	14.4%
Adjusted EBITDA margin rate	16.2%	16.3%	18.5%	23.7%

Financial Reporting

During the fourth quarter of 2014, management identified certain errors related to the depreciation of leasehold improvements and fixtures at store and corporate headquarter locations that were assigned a useful life exceeding the lease term.  Additionally, management corrected errors in the calculation used to amortize deferred rent.  Management has concluded that these errors were not material to the Company’s previously issued financial statements and, pursuant to SAB 108, has revised the Company’s 2013 balance sheet as reflected in this press release. The impact of these errors on the December 31, 2013 balance sheet is as follows:

	December 31, 2013
	Previously Reported	Adjustments	As Revised
Property, plant, and equipment, net	$125,317	$(2,028)	$123,289
Deferred tax and other assets, net	25,748	901	26,649
Total assets	242,769	(1,127)	241,642
Deferred rent	25,560	240	25,800
Total liabilities	162,906	240	163,146
Accumulated deficit	(89,861)	(1,367)	(91,228)
Total stockholders' equity	79,863	(1,367)	78,496
Total liabilities and stockholders' equity	242,769	(1,127)	241,642

The condensed consolidated statements of income for 2013 have not been adjusted as the impact on net income was less than $0.2 million or 0.6% of consolidated net loss for the year ending December 31, 2013. The adjustment did not impact operating cash flows or earnings per share reported in 2013. These errors and the related financial statement revisions will be more fully described in the Company’s Annual Report on Form 10-K for fiscal 2014.

Although the Company has not yet completed its final evaluation of the effectiveness of internal control over financial reporting, management believes that these errors, when aggregated with other information technology deficiencies identified to date, are indicative of a failure to meet the principles required under its internal control framework and will result in a conclusion that there was a material weakness in internal control at December 31, 2014.  The Company is actively engaged in developing a remediation plan to address the material weakness. This material weakness, the Company’s remediation plan, and any additional findings identified upon completion of our final evaluation of the effectiveness of internal control over financial reporting will be described in further detail in the Company’s Annual Report on Form 10-K for fiscal 2014.

Contacts:

Investors and Media:

Adam Hauser

763-852-2950

investorrelations@tileshop.com